EXHIBIT 99.1
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[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                 CONTACT: Marc Jampole
                                               Jampole Communications, Inc.
                                               412-471-2463


               PENN TRAFFIC APPOINTS NEW EXECUTIVE VICE PRESIDENT
                          AND CHIEF FINANCIAL OFFICER


         SYRACUSE, NEW YORK, JANUARY 4, 2005 -- The Penn Traffic Company (OTC:
PNFTQ.PK) today announced that it has appointed supermarket industry finance executive Robert B. Dimond, CPA, as its new Executive Vice President and Chief Financial Officer, subject to the approval of the U.S. Bankruptcy Court for the Southern District of New York.

         "We are delighted to have Bob join us as our new Executive Vice President and Chief Financial Officer," said Bob Chapman, President and Chief Executive Officer of Penn Traffic. "Bob's wealth of experience will be a tremendous contribution to our organization as we exit chapter 11 and position the company for long-term growth."

         "Appointing Bob Dimond marks another major milestone in our efforts to reorganize our Company," said Mr. Chapman. Penn Traffic also recently announced that it intends to emerge from chapter 11 in the first quarter of 2005.

         Mr. Dimond replaces William B. Murphy, who has been serving as Penn Traffic's interim CFO. Mr. Murphy will remain with Penn Traffic for an unspecified period of time to facilitate the transition and assist with the restructuring process.

         Mr. Dimond joins Penn Traffic with 16 years of experience in finance and accounting at supermarkets throughout the U.S. He served as executive vice president, CFO and treasurer for Nash Finch Company, a $4 billion supermarket operator and food distribution company based in Minneapolis, Minnesota. Previously, Mr. Dimond was group vice president and CFO for the Kroger Co. Western Region and served as vice president and controller for Smith's Food & Drug Centers, Inc. Mr. Dimond's experience and responsibilities encompass a wide range of activities including accounting, tax, financial reporting, budgeting and forecasting, strategic planning and analysis, and mergers and acquisitions.


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         Penn Traffic entered chapter 11 in May 2003 with the intention to exit reorganization as a stronger, more competitive company. In December 2004, the Company filed its First Amended Plan of Reorganization Disclosure Statement with the U.S. Bankruptcy Court for the Southern District of New York. More information about Penn Traffic's reorganization case is available at the following phone numbers: Employees: 877-807-7097 (toll-free); Customers:
800-724-0205 (toll-free); Vendors and Suppliers: 315-461-2341.

FORWARD LOOKING STATEMENTS

         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "could," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; uncertainties regarding the terms of the proposed sale-leaseback transaction, including terms and conditions under which, if at all, the Company may consummate such transaction; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not


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generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

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         The Penn Traffic Company operates 109 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 80 licensed franchises and 39 independent operators.






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